Exhibit 99.1

Epiq Systems Adopts Equity Inducement Plan to Attract Future Employees

Kansas City, KS (September 3, 2015) – Epiq Systems, Inc. (NASDAQ: EPIQ) (“Epiq”), a leading global provider of integrated technology solutions for the legal profession, today announced that its Board of Directors has adopted the 2015 Inducement Plan (the “Plan”) in accordance with NASDAQ Listing Rule 5635(c)(4). The Plan reserves 200,000 shares of common stock, subject to adjustment, for the grant of inducement equity awards to individuals not previously employees or non-employee directors of Epiq. The Plan will enable Epiq to issue awards to talented individuals as an inducement to join Epiq, enabling Epiq to attract the best available persons for positions of responsibility.

Prior to the adoption of the Plan and as previously disclosed by Epiq in filings with the SEC, the Compensation Committee of the Board has granted inducement equity awards outside of Epiq’s shareholder-approved plan. Each of these awards was granted to individuals not previously employees of Epiq as an inducement material to such persons’ entering into employment with Epiq and was approved by the Compensation Committee and, in certain cases, by Epiq’s Chief Executive Officer under the implied delegation of authority of the Compensation Committee. In order to comply with the requirements of NASDAQ’s Listing Rule 5635(c)(4) regarding approval and disclosure of inducement equity awards, the Compensation Committee ratified the awards granted by the Chief Executive Officer and Epiq hereby announces that:

•	On July 9, 2014, the Compensation Committee approved an inducement award to Ms. Karin-Joyce Tjon, in connection with her appointment as Executive Vice President and Chief Financial Officer of Epiq, for an aggregate of 100,000 shares of restricted stock. 25,000 of such shares vested immediately upon receipt and 75,000 were to vest over a three-year period in equal installments beginning on the anniversary of the grant date. Ms. Tjon’s appointment was announced on June 18, 2014, and a Current Report on Form 8-K disclosing Ms. Tjon’s appointment, the terms of her employment agreement, and the terms of her inducement award was filed with the SEC on June 20, 2014.

•	On April 25, 2012, November 7, 2012, November 21, 2014, April 27, 2015, May 1, 2015 and May 4, 2015, the Compensation Committee or the Chief Executive Officer, as applicable, approved a total of ten inducement awards to purchase an aggregate of 290,000 shares of Epiq’s common stock to newly hired non-executive employees in connection with commencement of their employment. The options are exercisable at the following prices $11.18, $10.60, $13.39, $15.70, $18.01 and $17.87, per share, respectively (fair market value as of the date of grant), and have vesting periods ranging from three to six years. The options expire ten years from the grant date and are subject to the continued employment of the grantees. These awards were disclosed by Epiq in periodic reports filed with the SEC.

About Epiq Systems

Epiq Systems (NASDAQ: EPIQ) is a leading global provider of integrated technology solutions for the legal profession, including electronic discovery, bankruptcy, and class action and mass tort administration. We also offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters. Our innovative technology and services, deep subject-matter expertise and global presence spanning 45 countries served from more than 30 locations allow us to provide secure, reliable solutions to the worldwide legal community. Visit us at www.epiqsystems.com.

Investor Contacts
Kelly Bailey	Chris Eddy
Epiq Systems	Catalyst Global
913-621-9500	212-924-9800
ir@epiqsystems.com	epiq@catalyst-ir.com

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